Pitney Bowes Credit Corporation - Form 10-Q
Nine Months Ended September 30, 1994
Page 18 of 19



                               Exhibit (i)
            Computation of Ratio of Earnings to Fixed Charges
            -------------------------------------------------


(Dollars in thousands)

                             Three Months Ended       Nine Months Ended
                               September 30,             September 30,
                            --------------------      ------------------
                               1994         1993         1994       1993
                            -------      -------      -------    -------

Income before income
 taxes . . . . . . . . . . $ 57,018     $ 49,535     $160,528   $142,268
                            -------      -------      -------    -------

Fixed charges:
 Interest on debt  . . . .   39,825       33,383      109,955    103,823
 1/3 rental expense  . . .      384          387        1,081      1,192
                            -------      -------      -------    -------
 Total fixed charges . . .   40,209       33,770      111,036    105,015
                            -------      -------      -------    -------

Total  . . . . . . . . . . $ 97,227     $ 83,305     $271,564   $247,283
                            =======      =======      =======    =======

Ratio of earnings
 to fixed charges (1)  . .     2.42         2.47         2.45       2.35
                            =======      =======      =======    =======



(1) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of the interest portion of rentals.